EXHIBIT 21

                  SUBSIDIARIES OF XECHEM INTERNATIONAL, INC.

                                                    Name Under Which
Name                     State of Incorporation Subsidiary Does Business

Xechem, Inc.                    Illinois                  Same

Xechem Laboratories, Inc.      New Jersey                 Same

XetaPharm, Inc.                New Jersey                 Same